BUSINESS LOAN AGREEMENT


This Agreement dated as of December 9, 1996, is among Bank of America National Trust and Savings Association (the "Bank"), Ashworth, Inc. ("AI"), Ashworth Store I, Inc.
("AS-I"), Ashworth Store II, Inc. ("AS-II"), Ashworth International, Inc.
 ("AII"), and
Ashworth U.K., Ltd. ("AUK") (AI, AS-I, AS-II, AII, and AUK are sometimes referred to collectively as the "Borrowers" and individually as the "Borrower").

1.  [FACILITY NO. 1: ]LINE OF CREDIT AMOUNT AND TERMS

1.1 Line of Credit Amount.

(a) During the availability period described below, the Bank will provide a line of credit (the "Facility No. 1") to the Borrowers.  The amount of the line of credit
(the "[Facility No. 1 ]Commitment") is Twenty Million Dollars
($20,000,000).

    (b) This is a revolving line of credit[ with a within line facilit[y] for [letters of credit]. During the availability period, the Borrowers may repay principal amounts and reborrow them.

    (c) Each advance must be for at least Five Thousand Dollars ($5,000), or for the amount of the remaining available line
    of credit, if less.

    (d) The Borrowers agree not to permit the outstanding principal balance of the line of credit[ plus the outstanding amounts of any [letters of credit, including amounts drawn on letters of credit and not yet reimbursed,] to exceed the
    [Facility No. 1 ]Commitment.

1.2 Availability Period.The line of credit is available between the date of this Agreement and March 1, 1999 (the
"Facility No. 1 Expiration Date") unless any Borrower is in default.

1.3 Interest Rate.

    (a)  [Unless the Borrowers elect an optional interest rate as described
below, the] interest rate is the Bank's Reference    Rate.

 (b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the
    Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

1.4 Repayment Terms.

    (a) The Borrowers will pay interest on January 1, 1997, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.


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    (b) The Borrowers  will repay in full all principal and any unpaid  interest or other charges outstanding under this line of credit no later than the Facility No. 1 Expiration Date. [Any amount bearing interest at an optional interest rate (as described below) may be repaid at the end of the applicable interest period, which shall be no later than the Facility
    No. 1 Expiration Date.]

1.5 Optional Interest Rates. Instead of the interest rate based on the Bank's Reference Rate, the Borrowers may elect to have all or portions of the line of credit (during the availability period)
 bear
interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrowers. Each interest rate is a rate per year. Interest will be paid on the [first] day of every [month] and on the last day of each interest period, and on the first day of each [month] during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrowers have designated another optional interest rate for the portion. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

1.6 Short Term Fixed Rate. The Borrowers may elect to have all or portions of the principal balance of the [line of credit] bear interest at the Short Term Fixed Rate, subject to the following requirements:

     (a) The "Short Term Fixed Rate" means the Short Term Base Rate plus 1.625 percentage points.

     (b) The "Short Term Base Rate" means the fixed interest rate per annum, determined solely by the Bank on the first day of the applicable interest period for the Short Term Fixed Rate portion, as the rate at which the Bank would be able to borrow funds in the Money Market in the amount of the Short Term Fixed Rate portion and with an interest and principal payment schedule equal to the Short Term Fixed Rate portion and for a term equal to the applicable interest period. The Short Term Base Rate shall include adjustments for reserve requirements, federal deposit insurance, and any other similar adjustment which the Bank deems appropriate. The Short Term Base Rate is the
Bank's estimate only and the Bank is under no obligation to actually purchase or match funds for any transaction.

(c) "Money Market" means one or more wholesale funding markets available to the Bank, including domestic negotiable certificates of deposit, eurodollar deposits, bank deposit notes or other appropriate money market instruments selected by the Bank.


     (d) The interest period during which the Short Term Fixed Rate will be in effect will be no shorter than 30[ ]days and no longer than [one year].

     (e) Each Short Term Fixed Rate portion will be for an amount not less than Five Hundred Thousand Dollars
     ($500,000).

     (f) Any portion of the principal balance of the [line of credit] already bearing interest at the Short Term Fixed Rate will not be converted to a different rate during its interest period.

  (g) Each prepayment of a Short Term Fixed Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which:

      (i) the additional interest which would have been payable on the amount prepaid had it not been prepaid, exceeds

    (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the Money Market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the amount prepaid, if earlier).


1.7 Offshore Rate. The Borrowers may elect to have all or portions of the principal balance of the line of credit bear interest at the Offshore Rate [plus 1.625 percentage points.]

Designation   of  an  Offshore   Rate  portion  is  subject  to  the   following
requirements:

    (a) The interest period during which the Offshore Rate will be in effect will be no shorter than 30 days and no longer than [one year].[Offices may choose a time period less than one year] The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

    (b) Each Offshore Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).


    (c) The "Offshore Rate" means the interest rate determined by the following formula, rounded upward to the nearest
1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                  Offshore Rate =       Grand Cayman Rate
                               (1.00 - Reserve Percentage)

    Where,

         (i) "Grand Cayman Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S.
     dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

         (ii)     "Reserve Percentage" means the total of the maximum reserve


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percentages for determining the
reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in the Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent.
The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

    (d) The Borrowers may not elect an Offshore Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

    (e) Any portion of the principal balance of the line of credit already bearing interest at the Offshore Rate will not be converted to a different rate during its interest period.

    (f) Each prepayment of an Offshore Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which

         (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

         (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

    (g) The Bank will have no obligation to accept an election for an Offshore Rate portion if any of the following described events has occurred and is continuing:

         (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an Offshore
    Rate portion are not available in the offshore dollar inter-bank market; or

         (ii) the Offshore Rate does not accurately reflect the cost of an Offshore Rate portion.

1.8 Letters of Credit.  This line of credit may be used for financing:

         (i) commercial letter[s] of credit with a maximum maturity of 365 days but not to extend beyond the
         Facility No. 1 Expiration Date. [Each] commercial letter of credit will require drafts payable at sight.

         (ii)standby letter[s] of credit with a maximum maturity of [365 days but not to extend beyond the
         Facility No. 1 Expiration Date.]

         [(iii)   The amount of letter[s] of credit outstanding at any one time,
(including amounts drawn on letters of
         credit and not yet reimbursed), may not exceed Five Million Dollars ($5,000,000).]

Each Borrower agrees:

    (a) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

    (b) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

    (c) The issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.
    Without limiting the foregoing, no letter of credit may be issued to support any obligation of the Borrowers in connection with workers' compensation laws.

    (d) to sign the Bank's form[ Application and Agreement for Commercial Letter of Credit][ or][ Application and Agreement
    for Standby Letter of Credit].

    (e) to pay any issuance and/or other fees that the Bank notifies the Borrowers will be charged for issuing and processing letters of credit for the Borrowers.

    (f) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

2.  [FACILITY NO. 2: ]FOREIGN EXCHANGE FACILITY

     (a) During the availability period, the Bank at its discretion may enter into spot and forward foreign exchange contracts with AI. The foreign exchange contract limit will be Two Million Five Hundred Thousand U.S. Dollars
(U.S. $2,500,000). The "foreign exchange contract limit" is the maximum limit on the net difference between the total foreign exchange contracts outstanding less the total foreign exchange contracts for which the Borrower has already compensated the Bank. The availability period is from the date of this Agreement through March 1, 1999
   (the "Facility No. 2 Expiration Date").

   (b) The Bank shall not be required to make any U.S. Dollar or foreign currency settlement payment to the Borrower until the Bank receives evidence satisfactory to it that the Borrower has paid the Bank at least 2 Banking Days prior to the settlement date all of the Borrower's U.S. Dollar and foreign currency settlement payments. The Bank shall not be liable for interest or other damages caused by any such failure to pay or deliver or any such delay in payment or delivery.

     (c) The Borrower will pay the Bank on demand the Bank's then standard foreign exchange contract fees for each contract.

     (d) Foreign exchange contracts will be in form and substance satisfactory to the Bank.

     (e) No foreign exchange contracts will mature no later than 180 days beyond the
[Facility No. 2] Expiration Date[, and in
   addition no foreign exchange contract shall have a tenor longer than 240 days].

     (f) The Borrower understands the risks of, and is financially able to bear any losses resulting from, entering into foreign exchange contracts. The Bank shall not be liable for any loss suffered by the Borrower as a result of the Borrower's foreign exchange trading. The Borrower will enter into each foreign exchange contract in reliance only upon the Borrower's own judgment. The Borrower acknowledges that in entering into foreign exchange contracts with the Borrower, the Bank is not acting as a fiduciary. The Borrower understands that neither the Bank nor the
     Borrower has any obligation to enter into any particular foreign exchange contract with the other.

     (g) The Borrower hereby requests the Bank to rely upon and execute the Borrower's telephonic instructions regarding foreign exchange contracts, and the Borrower agrees that the Bank shall incur no liability for its acts or omissions which result from interruption of communications, misunderstood communications or instructions from unauthorized persons, unless caused by the wilful misconduct of the Bank or its officers or employees. The
    Borrower agrees to protect the Bank and hold it harmless from any and all loss, damage, claim, expense (including the reasonable fees of outside counsel and the allocated costs of staff counsel) or inconvenience, however arising, which the Bank suffers or incurs or might suffer or incur, based on or arising out of said acts or omissions.

     (h) The Borrower agrees to promptly review all confirmations sent to the Borrower by the Bank. The Borrower understands that these confirmations are not legal contracts but only evidence of the valid and binding oral contract which the Borrower has already entered into with the Bank. The Borrower agrees to promptly execute and return to the Bank confirmations which accurately reflect the terms of a foreign exchange contract, and immediately contact the Bank if the Borrower believes a confirmation is not accurate. In the event of a conflict, inconsistency or ambiguity between the provisions of this Agreement and the provisions of a confirmation, the provisions of this
     Agreement will prevail.

     (i) The Borrower agrees that the Bank may electronically record all telephonic conversations with the Borrower relating to foreign exchange contracts and that such tape recordings may be submitted in evidence to any court or in any other proceedings relating to such contracts. The Borrower agrees that in the event of a conflict, inconsistency or ambiguity between the terms of a foreign exchange contract as reflected in a tape recording and the terms stated on a confirmation, the terms reflected in the tape recording shall control.

     (j) Any sum owed to the Bank under a foreign exchange contract may, at the option of the Bank, be added to the principal amount outstanding under Facility No. 1 of this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement. The Borrower hereby authorizes the Bank to debit the Borrower's account with the Bank for payments due from the Borrower's to the Bank with respect to any foreign exchange contract.
     [The Borrower acknowledges that any collateral pledged to secure the Borrower's performance of its obligations under this Agreement secures its obligations under foreign exchange contracts with the Bank.]

     (k) In addition to any other rights or remedies which the Bank may have under this Agreement or otherwise, upon the occurrence of an event of default under this Agreement, [or if the Borrower's aggregate realized or unrealized mark-to-market losses on foreign exchange contracts exceed Three Hundred Seventy Five Thousand Dollars ($375,000)
   (the "Revaluation Limit"),] the Bank may:

          (1) Suspend performance of its obligations to the Borrower under any foreign exchange contract;

          (2) Declare all foreign exchange contracts, interest and any other amounts which are payable by the
          Borrower to the Bank immediately due and payable; and

          (3) Without notice to the Borrower, close out any or all foreign exchange contracts or positions of the Borrower with the Bank.

         The Bank shall not be under any obligation to exercise any such rights or remedies or to exercise them at a time or in a manner beneficial to the Borrower. The Borrower shall be liable for any amounts owing to the Bank after exercise of any such rights and remedies.

     (l) The Borrower and the Bank are also parties to an International Foreign Exchange Master Agreement dated DECEMBER 9, 1996, (as amended, modified or renewed, the "IFEMA"). All foreign exchange transactions entered into between the Borrower and the Bank shall be subject to the provisions of this Agreement and the IFEMA. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the IFEMA, the provisions of the IFEMA shall control. The occurrence of an Event of
 Default under the IFEMA shall also constitute a default under this Agreement.]

3.  [FEES AND ]EXPENSES

3.1 Unused Commitment Fee (Facility No. 1). The Borrowers agree to pay a fee on any difference between the [Facility No. 1]Commitment and the amount of credit the Borrowers actually use, determined by the weighted average loan balance maintained during the specified period. The fee will be calculated at 0.25% per year.
The fee will be calculated [on a
calendar quarter basis. ]The fee is due [10] days from the Bank's billing date for each such period. []

3.2 Expenses.

    (a) The Borrowers agree to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, and documentation fees.

    (b) The Borrowers agree to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys'
    fees, including any allocated costs of the Bank's in-house counsel.

    (c) The Borrowers agree to reimburse the Bank for the cost of periodic [audits and] appraisals of the[ personal] property collateral securing this Agreement, at such intervals as the Bank may reasonably require. The[ audits and] appraisals may be performed by employees of the Bank or by independent appraisers.

4.  COLLATERAL


4.1 Personal Property. The Borrowers' obligations to the Bank under [this Agreement] will be secured by personal property AI, AS-I, and AS-II now own or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by such Borrowers. [In addition, all personal property collateral securing [this Agreement] shall also secure all other present and future obligations of the Borrowers or any one of them to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrowers have otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrowers or any one of them to the Bank shall also secure [this Agreement.]

    (a)  Machinery and equipment.

    (b)  Inventory.

    (c)  Receivables.

    (d)  Ashworth name trademark.

5.  DISBURSEMENTS, PAYMENTS AND COSTS

5.1 Requests for Credit. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

5.2 Disbursements and Payments. Each disbursement by the Bank and each payment by the Borrowers will be:

    (a) made at the Bank's branch (or other location) selected by the Bank from time to time;

    (b) made for the account of the Bank's branch selected by the Bank from time to time;

    (c) made in immediately available funds, or such other type of funds selected by the Bank;

    (d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrowers to sign one or more promissory notes.

5.3 Telephone Authorization.

    (a) The Bank may honor telephone instructions for advances or repayments [or for the designation of optional interest rates] given by any one of the individual signer(s) of this Agreement or a person or persons authorized[ in writing] by any one of the signer(s) of the Agreement.

    (b) Advances will be deposited in and repayments will be withdrawn from [Borrower
1's][ account number 14503-50974,
or such other] accounts with the Bank as designated in writing by the Borrowers.

    (c) The Borrowers indemnify and excuse the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are made by any individual authorized by the Borrowers to give such instructions.
This indemnity and excuse will survive this Agreement's termination.

5.4 Direct Debit (Pre-Billing).

    (a) The Borrowers agree that the Bank will debit [Borrower 1's] deposit account number 14503-50974, or such other]
    accounts with the Bank as designated in writing by the Borrowers (the "Designated Account") on the date each payment of[ principal and] interest[ and any fees] from the Borrowers becomes due
(the "Due Date").  If the Due Date
is not a banking day, the Designated Account will be debited on the next banking day.

    (b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrowers a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

    (c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued
    Amount, the discrepancy will be treated as follows:

     (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due
   Date will be increased by the amount of the discrepancy. The Borrowers will not be in default by reason of any such discrepancy.

      (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due
         Date will be decreased by the amount of the discrepancy.

    Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal utstanding without compounding. The Bank will not pay the Borrowers interest on any overpayment.

    (d) The Borrowers will maintain sufficient funds in the Designated Account to cover each debit. If there are sufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

5.5 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California.[ For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and dealing in offshore dollars.] All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

5.6 Taxes. The Borrowers will not deduct any taxes from any payments they make to the Bank. If any government authority imposes any taxes on any payments made by the Borrowers, the Borrowers will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. Upon request by the Bank, the Borrowers will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date. However, the Borrowers will not pay the Bank's net income taxes.

5.7 Additional Costs. The Borrowers will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

    (a)  any reserve or deposit requirements; and

    (b) any capital requirements relating to the Bank's assets and commitments for credit.

5.8 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a [360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.]

5.9 Interest on Late Payments. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Bank's Reference Rate plus [1.00 percentage point]. This may result in compounding of interest.

5.10 Default Rate. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at a rate per annum which is 2.00 percentage point[s] higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any event of default.

6.  CONDITIONS

[The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrowers under this Agreement:]

6.1 Authorizations. Evidence that the execution, delivery and performance by each Borrower (and each guarantor) of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

6.2 Security Agreements. Signed original security agreements, assignments, financing statements and fixture filings (together with collateral in which the Bank requires a possessory security interest),[] which the Bank requires.

6.3 Evidence of Priority. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.[]

6.4 Insurance. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

6.5 Subordination Agreements. Uniform Commercial Code Subordination Agreements in favor of the Bank signed by AI.

6.6 Other Items.  Any other items that the Bank reasonably requires.

7.  REPRESENTATIONS AND WARRANTIES

When the Borrowers sign this Agreement, and until the Bank is repaid in full, each Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

7.1 Organization of Borrowers. Each Borrower [is a corporation] duly formed and existing under the laws of the state where organized.

7.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within each Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

7.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of each Borrower, enforceable against each Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

7.4 Good Standing. In each state in which each Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

7.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which any Borrower is bound.

7.6 Financial Information. All financial and other information that has been or will be supplied to the Bank, including the Borrowers' consolidated financial statement dated as of September 30, 1996, is:

    (a) sufficiently complete to give the Bank accurate knowledge of the Borrowers'(and any guarantor's) financial condition.

    (b)  in form and content required by the Bank.

    (c)  in compliance with all government regulations that apply.

[Since the date of the financial statement(s) specified above, there has been no material adverse change in the assets or the financial condition of any Borrower (or any guarantor).]

7.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against any Borrower, which, if lost, would impair the Borrowers' or any Borrower's financial condition or that of any Borrower's business, or would impair any Borrower's ability to repay the loan, except as have been disclosed in writing to the Bank.

7.8 Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others[, except those which have been approved by the Bank in writing].

7.9 Permits, Franchises. Each Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

7.10 Other Obligations. No Borrower is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

7.11 Income Tax Returns. No Borrower has any knowledge of any pending assessments or adjustments of its income tax for any year.

7.12 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

7.13  Location of  Borrowers.  Each  Borrower's  place of  business  (or, if any
Borrower has more than one place of business, its chief executive office) is located at [the address listed under the Borrowers' signature on this Agreement].

8.  COVENANTS

The Borrowers agree, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1 Use of Proceeds (Facility No. 1). To use the proceeds of the Facility No. 1 only for general corporate purposes and financing of letters of credit.

8.2 Financial Information. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

    (a) Within 90 days of [the Borrowers'] fiscal year end, [the Borrowers'] annual financial statements.[ These financial statements must be [audited][ (with an unqualified opinion)] by a Certified Public Accountant ("CPA") acceptable to the Bank together with a management letter.][ The statements shall be prepared on a [consolidated ][and ][consolidating] basis.]

    (b) Within 60 days of the Borrowers' fiscal year end, the Borrowers' annual projections on a consolidated and consolidating basis.

    (c) Within 45 days of the period's end, [the Borrowers' ][quarterly] financial statements.[ These financial statements may be Borrower prepared.][ The statements shall be prepared on a [consolidated ][and ][consolidating] basis.]

    (d) Within 45 days after each quarter end, a compliance certificate in form and content acceptable to the Bank signed by a Borrower's Chief Financial Officer or designated officer.

    (e) Copies of [each Borrower's] Form l0-K Annual Report and Form l0-Q Quarterly Report within 15 days after the date of filing with the Securities and Exchange Commission.

    (f) Within 45 days after the end of each quarter, (i) statements showing an aging[] of each Borrower's accounts receivable, (ii) statements showing an aging of each Borrower's accounts payable, and (iii) each Borrower's inventory listing, which must include a description of the inventory, its location and cost, and such other information as the Bank may require.

8.3 Quick Ratio. [With respect to the Borrowers on a consolidated basis, ] to maintain a ratio of quick assets to current liabilities of at least [the amounts indicated for each period specified below:

                  Period                       Ratio
             During the period November 1         0.60:1.00
             through January 31 of each fiscal year

             During the period February 1              1.00:1.00
             through October 31 of each fiscal year

"Quick assets" means cash, short-term cash investments, net trade receivables and marketable securities not classified as long-term investments.

8.4 Tangible Net Worth. [With respect to the Borrowers on a consolidated basis, ]to maintain tangible net worth equal to at least the sum of the following:

    (a)  Thirty Eight Million Dollars ($38,000,000); plus

    (b) the sum of 50% of net income after income taxes (without subtracting losses) earned in each quarterly accounting period commencing the fiscal period ending January 31, 1997; plus

    (c) the net proceeds from any equity securities issued after the date of this
Agreement; plus

    (d) any increase in stockholders' equity resulting from the conversion of debt securities to equity securities after the date of this Agreement.

"Tangible net worth" means the gross book value of [the Borrowers'] assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles[, and monies due from affiliates, officers, directors or shareholders of [the Borrowers]) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

8.5 Total Liabilities to Tangible Net Worth. [With respect to the Borrowers on a consolidated basis, ]to maintain a ratio of total liabilities to tangible net worth not exceeding [1.25:1.00.]

"Total liabilities" means the sum of current liabilities plus long term liabilities.

8.6 Debt Service Coverage Ratio. [With respect to the Borrowers on a consolidated basis], to maintain a debt service coverage ratio of at least [1.25:1.00.]

"Debt service coverage ratio" means the ratio of EBITDA to the sum of the current portion of long term debt plus interest expense. "EBITDA" is defined as net income from operations and investments, before taxes, plus interest expense, depreciation, amortization and other non-cash charges.[ This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters. The current portion of long term debt will be measured as of the last day of the preceding fiscal year.]

8.7 Limitations on Losses. [With respect to the Borrowers on a consolidated basis], not to incur a net loss after taxes and extraordinary items in any two (2) consecutive quarterly accounting periods.]

8.8 Other Debts. Not to have outstanding or incur any direct or contingent debts (other than those to the Bank), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

    (a)  Acquiring goods, supplies, or merchandise on normal trade credit.

    (b) Endorsing negotiable instruments received in the usual course of business.

    (c)  Obtaining surety bonds in the usual course of business.

    (d) Debts, lines of credit[ and leases] in existence on the date of this Agreement disclosed in writing to the Bank.

    (e) Additional debts[ and lease obligations] for the acquisition of fixed or capital assets, to the extent permitted elsewhere in this Agreement.

    (f) Additional debts[ and lease obligations] [of Borrowers] for the acquisition of real property for business purposes which[]
    do not exceed a total principal amount of Ten Million Five Hundred Thousand Dollars ($10,500,000) outstanding at any one time.

8.9 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property any Borrower now or later owns, except:

    (a)  Deeds of trust and security agreements in favor of the Bank.

    (b)  Liens for taxes not yet due.

    (c) Liens outstanding on the date of this Agreement disclosed in writing to the
Bank.

    (d) Additional purchase money security interests in fixed or capital assets acquired [by the Borrowers or any one of them], to the extent permitted elsewhere in this Agreement.

    (e) Additional liens against real property of [the Borrowers or any one of them] which secure obligations in a total principal amount not exceeding Ten Million Five Hundred Thousand Dollars ($10,500,000).

8.10 Capital Expenditures. [With respect to the Borrowers on a consolidated basis], not to spend or incur obligations[
(including the total amount of any capital leases)] for more than Three Million Five
Hundred Thousand Dollars ($3,500,000)
in any single fiscal year to acquire fixed or capital assets or spend more than Fourteen Million Dollars ($14,000,000) in aggregate to acquire real estate (land and building) for company use.

8.11 Dividends. (i) Not to declare or pay any dividends on any of [the Borrowers'] shares except dividends payable in capital stock of [the Borrowers.]
(ii) Not to purchase, redeem or otherwise acquire for value any of [the Borrowers'] shares, or create any sinking fund in relation thereto, for an amount not to exceed Three Million Five Hundred Thousand Dollars ($3,500,000) in aggregate during the tenor of this Agreement but in no event exceed an amount equal to 50% of the Borrowers' consolidated net income after taxes, on a cumulative basis, for each fiscal quarter during calendar year 1997.

8.12 Advance Limitation Period (Facility No. 1). Not to permit the total principal amount outstanding on Facility
No. 1 to exceed Five Million Dollars ($5,000,000) for a period of at least 30 consecutive days [in each fiscal year. For the purposes of this paragraph, principal amount outstanding does not include undrawn amounts of outstanding letters of credit.]

8.13 Loans to Officers. Not to make any loans, advances or other extensions of credit to any Borrower's executives, officers, or directors or shareholders (or any relatives of any of the foregoing) for more than Five Hundred Thousand Dollars
($500,000) in any single fiscal year.

8.14     Notices to Bank.  To promptly notify the Bank in writing of:

    (a) any lawsuit over Five Hundred Thousand Dollars ($500,000) against any one or more of the Borrowers in the aggregate (or any guarantor).

    (b) any substantial dispute between any Borrower (or any guarantor) and any government authority.

    (c)  any failure to comply with this Agreement.

    (d) any material adverse change in any Borrower's (or any guarantor's) financial condition or operations.

    (e) any change in any Borrower's name, legal structure, place of business, or chief executive office if such Borrower has more than one place of business;

    (f) any reduction in or impairment of any Borrower's supply or projected supply of[ irrigation] water.

8.15     Books and Records.  To maintain adequate books and records.

8.16 Audits. To allow the Bank and its agents to inspect the Borrowers' properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrowers' properties, books or records are in the possession of a third party, the Borrowers authorize that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

8.17 Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over each Borrower's business.

8.18 Preservation of Rights. To maintain and preserve all rights, privileges, and franchises each Borrower now has.

8.19 Maintenance of Properties. To make any repairs, renewals, or replacements to keep each Borrower's properties in good working condition.

8.20 Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

8.21 Cooperation. To take any action requested by the Bank to carry out the intent of this Agreement.

8.22     Insurance.

    (a) Insurance Covering Collateral. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be [in an amount acceptable to the Bank.] The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

    (b) General Business Insurance.[ To maintain insurance as is usual for the business it is in.]

    (c) Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

8.23 Additional Negative Covenants.  Not to, without the Bank's written consent:

    (a)  engage  in  any  business  activities   substantially   different  from
Borrowers' or any Borrower's present business.

    (b)  liquidate or dissolve Borrowers' or any Borrower's business.

    (c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination.

    (d) lease, or dispose of all or a substantial part of Borrowers' or any Borrower's business or the Borrowers' or any
    Borrower's assets.

    (e)  acquire or purchase a business or its assets.

    (f) sell or otherwise dispose of any assets for less than fair market value, or enter into any sale and leaseback agreement covering any of the Borrowers' or any Borrower's fixed or capital assets.

9.  HAZARDOUS WASTE INDEMNIFICATION

The  Borrowers  will  indemnify  and hold  harmless  the  Bank  from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrowers' or any Borrower's property or operations or property leased to the Borrowers or any Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive repayment of the Borrower's obligations to the Bank..

10. DEFAULT

If any of the following events occur, the Bank may do one or more of the following: declare the Borrowers in default, stop making any additional credit available to the Borrowers, and require the Borrowers to repay their entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to any Borrower, then the entire debt outstanding under this Agreement will automatically become due immediately.

10.1 Failure to Pay. Any Borrower fails to make a payment under this Agreement[ when due.]

10.2 Lien Priority. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this loan.

10.3 False Information. Any Borrower has given the Bank false or misleading information or representations.

10.4 Bankruptcy. Any Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against any Borrower (or any guarantor), or any Borrower (or any guarantor) makes a general assignment for the benefit of creditors.

10.5 Receivers. A receiver or similar official is appointed for any Borrower's (or any guarantor's) business, or the business is terminated.

10.6 Lawsuits. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against any one or more of Borrowers in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or more in excess of any insurance coverage.

10.7 Judgments. Any judgments or arbitration awards are entered against any one or more of Borrowers (or any guarantor), or any one or more of Borrowers (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or more in excess of any insurance coverage.

10.8 Government Action. Any government authority takes action that the Bank believes materially adversely affects any
Borrower's, (or any guarantor's) financial condition or ability to repay.

10.9 Material Adverse Change. A material adverse change occurs in any Borrower's,
(or any guarantor's) financial
condition, properties or prospects, or ability to repay the loan.

10.10 Cross-default. Any default occurs under any agreement in connection with any credit any Borrower (or any guarantor) has obtained from anyone else or which any Borrower (or any guarantor) has guaranteed.

10.11 Default under Related Documents. Any guaranty, subordination agreement, security agreement, or other document required by this Agreement is violated or no longer in effect.

10.12 Other Bank Agreements. Any Borrower (or any guarantor) fails to meet the conditions of, or fails to perform any obligation under any other agreement any Borrower (or any guarantor) has with the Bank or any affiliate of the Bank.

10.13 Other Breach Under Agreement. Any Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article.

11. ENFORCING THIS AGREEMENT; MISCELLANEOUS

11.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

11.2     California Law.  This Agreement is governed by California law.

11.3 Successors and Assigns. This Agreement is binding on the Borrowers' and the Bank's successors and assignees. The Borrowers agree that they may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrowers with actual or potential participants or assignees; provided that such actual or potential participants or assignees shall agree to treat all financial information exchanged as confidential]. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrowers.

11.4     Arbitration.

    (a) This paragraph concerns the resolution of any controversies or claims between any one or more of Borrowers and the Bank, including but not limited to those that arise from:

     (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

     (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

     (iii) Any violation of this Agreement; or

     (iv) Any claims for damages resulting from any business conducted between any one or more of
         Borrowers and the Bank, including claims for injury to persons, property or business interests (torts).

    (b) At the request of any Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this
    Agreement provides that it is governed by California law.

    (c)  Arbitration proceedings will be administered by the American
Arbitration
Association and will be subject to its
    commercial rules of arbitration.

    (d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

    (e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

    (f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

    (g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission toarbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrowers and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

         (i) The Borrowers and the Bank will designate a referee (or a panel of referees) selected under theauspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

         (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

         (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

         (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgmentin the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

    (h) This provision does not limit the right of the Borrowers or the Bank to:

       (i) exercise self-help remedies such as setoff;

       (ii) foreclose against or sell any real or personal property collateral;
or

         (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

             (A)  an interim remedy; and/or

             (B) additional or supplementary remedies.

    (i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrowers or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrowers and the Bank to seek resolution through arbitration.

    (j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

11.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default.
Any consent or waiver under this Agreement must be in writing.

11.6 Administration Costs. The Borrowers shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

11.7 Attorneys' Fees. The Borrowers shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. As used in this paragraph, "attorneys' fees" includes the allocated costs of in-house counsel.

11.8     Joint and Several Liability.

    (a) Each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrower(s). The Bank may bring an action against any Borrower, whether an action is brought against the other Borrower(s).

    (b) Each Borrower agrees that any release which may be given by the Bank to the other Borrower(s) or any guarantor will not release such Borrower from its obligations under this Agreement.

    (c) Each Borrower waives any right to assert against the Bank any defense, setoff, counterclaim, or claims which such Borrower may have against the other Borrower(s) or any other party liable to the Bank for the obligations of the Borrowers under this Agreement.

    (d) Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrower(s) and of all circumstances which bear upon the risk of nonpayment. Each Borrower waives any right it may have to require the Bank to disclose to such Borrower any information which the Bank may now or hereafter acquire concerning the financial condition of the other Borrower(s).

    (e) Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement. Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower.

    (f) The Borrowers represent and warrant to the Bank that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement. The Borrowers agree that the Bank will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

    (g) Each Borrower waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11 of the U.S. Code) or any successor statute, which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement. Each Borrower waives any right to enforce any remedy which the Bank now has or may hereafter have against any other Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Bank.

11.9 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

    (a) represent the sum of the understandings and agreements between the Bank and the Borrowers concerning this credit; and

    (b) replace any prior oral or written agreements between the Bank and the Borrowers concerning this credit; and

    (c) are intended by the Bank and the Borrowers as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

11.10 Notices. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrowers may specify from time to time in writing.

11.11 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

11.12 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

11.13 Prior Agreement Superseded. This Agreement supersedes the Business Loan Agreement (Receivables and Inventory) entered into as of March 18, 1996, between the Bank and the Borrowers, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

This Agreement is executed as of the date stated at the top of the first page.

Bank of America                              Ashworth, Inc.
National Trust and Savings Association
S/ Patrick Loughlin                       /s/ G. W. Montiel
by: Patrick Loughlin                        By:
Title: Vice President                       Title
Ashworth Store I, Inc.
x   G. W. Montiel

Ashworth Store II, Inc.
X   G. W. Montiel

Ashworth International, Inc.
X    G. W. Montiel

Ashworth U.K., Ltd.
X   G. W. Montiel


Address where notices to the Bank   Address where notices to the Borrowers
are to be sent:                     are to be sent:

San Diego RCBO #1450 2791 Loker Avenue West 450 B Street Suite 100 Carlsbad, CA 92008 San Diego, CA 92101

















                                                 EXHIBIT 10(r)(2)


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